FOR IMMEDIATE RELEASE

CONAGRA FOODS BOARD ELECTS GARY RODKIN PRESIDENT AND CHIEF EXECUTIVE OFFICER

Steven Goldstone Selected as Non-Executive Chairman

     OMAHA, Neb., Aug. 31, 2005 -- ConAgra Foods Inc. (NYSE: CAG), one of North America's leading packaged food companies, today announced that Gary M. Rodkin will be the company's new president and chief executive officer and a member of its board of directors beginning Oct. 1. Rodkin, 53, was most recently chairman and chief executive officer of PepsiCo Beverages and Foods North America. He will succeed Bruce Rohde, 56, the current president and CEO.

     "Gary Rodkin is an accomplished leader with world-class general management skills who has consistently driven strong business results throughout his career. He's built leading brands and winning teams at General Mills, Tropicana and Pepsico. His leadership, consumer marketing skills and more than 25 years of packaged foods experience make him uniquely qualified to lead ConAgra Foods into an era of improved performance and profitable growth," said Board member Steven F. Goldstone, 59, who led the Board's search committee for a new chief executive.

     Goldstone himself was appointed by the Board as its new non-executive chairman beginning Oct. 1. Goldstone is a retired chairman and chief executive officer of RJR Nabisco.

     "I'm very excited about the opportunity. Few packaged foods companies have as many consumer brand favorites or as much upside potential as ConAgra Foods," said Rodkin.

     "A lot has been accomplished in recent years to shape the company's portfolio and strengthen its business model. With that foundation, we will focus on sustainable profit growth through well-defined strategic focus and operational excellence.

     "Ultimately, companies grow and gain competitive advantage by building brands that are relevant to and valued by consumers, and by leveraging one's capabilities to the benefit of customers. By keeping everybody focused on this, we will not only overcome any challenges, we will bring greater relevance to consumers, better serve customers and build shareowner value."

     In Rodkin's last job at PepsiCo, as president and CEO of PepsiCo Beverages and Foods North America, he led a $10 billion organization including such leading brands as Pepsi, Gatorade, Quaker Foods and Tropicana. He joined PepsiCo in 1998 when PepsiCo acquired Tropicana, where he had served as its president for North America since 1995. From 1979 to 1995, Rodkin held marketing and general management positions of increasing responsibility at General Mills, participating in the successes of many of its leading brands from Cheerios to Betty Crocker, with his last three years at the company as president, Yoplait-Colombo.

     Rodkin earned a bachelor's degree in economics from Rutgers College and a MBA from Harvard Business School. He is married and has two children.

     Rohde commented, "Gary is a quality person and a proven leader. His record of growing brands, marketing excellence and leading people is exactly what we need. He is fully ready for this opportunity and our people are ready to respond."

     Rohde has been a director since 1996 and chairman and chief executive officer since 1998. During his tenure, he transformed ConAgra Foods from a food conglomerate with most of its sales in commodities into one of North America's largest packaged foods companies.

     "The Board expresses its gratitude to Bruce for his strategic leadership," said Goldstone. "His transformation of the portfolio and refocusing of the business are lasting legacies that give us a more solid foundation from which to build."

     Rodkin's selection is the culmination of a formal search process launched by Rohde's announcement earlier this year of his plans to seek a successor. The Board was assisted in its search by Heidrick & Struggles, one of the world's premier executive search firms.

     ConAgra Foods Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Eckrich, Egg Beaters, Fleischmann's, Golden Cuisine, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Life Choice, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.